Exhibit 99.1

News Release
Pentair Reports Strong First Quarter 2026 Results
•Sales of $1,037 million, up 3 percent compared to sales for the same period last year
•Operating income was $210 million with ROS of 20.3 percent, an increase of 20 basis points compared to the prior year period; on an adjusted basis, ROS expanded 100 basis points to 25.0 percent
•GAAP EPS increased 5 percent to $0.98 when compared to the prior year period and adjusted EPS rose 10 percent to $1.22
•Repurchased $200 million of ordinary shares
•The company updated its full year 2026 GAAP EPS guidance to approximately $4.83 to $4.93, up 23 percent to 25 percent versus the prior year, and updated EPS guidance on an adjusted basis to approximately $5.30 to $5.40, up 8 percent to 10 percent versus the prior year
Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
LONDON, United Kingdom — April 28, 2026 — Pentair plc (NYSE: PNR), a leader in helping the world sustainably move, improve and enjoy water, life’s most essential resource, today announced first quarter 2026 sales of $1,037 million. Sales were up 3 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 1 percent in the first quarter. First quarter 2026 earnings per diluted share from continuing operations (“EPS”) were $0.98 compared to $0.93 in the first quarter of 2025, a 5 percent increase. On an adjusted basis, the Company reported first quarter 2026 EPS of $1.22 compared to $1.11 in the first quarter of 2025, reflecting a 10 percent increase. Adjusted operating income, reportable segment income, adjusted net income, free cash flow and adjusted EPS are described in the attached schedules.
John L. Stauch, Pentair’s President and Chief Executive Officer commented, “Continued execution across our Move, Improve and Enjoy Water portfolio led by our Pentair Business System initiatives drove another quarter of sales and earnings growth, and delivered strong productivity and margin expansion. At our recent Investor Day in March, we provided our target long-term growth algorithm detailing our organic growth strategy and continued margin expansion opportunity over the next three years. We believe we have structurally changed our business model into a resilient and balanced water portfolio to drive durable earnings growth long term and mitigate the impacts of economic cyclicality. Our strategy has guided us to deliver breakthrough innovation, invest in organic growth, drive strong financial performance and return capital to shareholders. With a solid balance sheet, strong cash flow, a balanced capital deployment strategy and a resilient water portfolio, we remain focused on delivering long-term shareholder value.”
First quarter 2026 operating income was $210 million, up 3 percent compared to operating income for the first quarter of 2025, and return on sales (“ROS”) was 20.3 percent, an increase of 20 basis points when compared to the first quarter of 2025. On an adjusted basis, the Company had adjusted operating income of $259 million for the first quarter of 2026, up 7 percent compared to adjusted operating income for the first quarter of 2025, and ROS was 25.0 percent, an increase of 100 basis points when compared to the first quarter of 2025.
Flow sales were up 11 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 2 percent in the first quarter. Reportable segment income of $61 million was up 22 percent compared to the first quarter of 2025, and ROS was 23.7 percent, an increase of 210 basis points when compared to the first quarter of 2025.
Water Solutions sales were down 1 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 1 percent in the first quarter. Reportable segment income of $100 million was up 6 percent compared to the first quarter of 2025, and ROS was 25.5 percent, an increase of 160 basis points when compared to the first quarter of 2025.
Pool sales were up 1 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 1 percent in the first quarter. Reportable segment income of $128 million was up 2 percent
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compared to the first quarter of 2025, and ROS was 33.1 percent, an increase of 30 basis points when compared to the first quarter of 2025.
Net cash used for operating activities was $67 million for the quarter compared to $39 million in the first quarter of 2025. Free cash flow used for the quarter was $86 million compared to $56 million in the first quarter of 2025.

SHAREHOLDER RETURNS
Pentair paid a regular cash dividend of $0.27 per share in the first quarter of 2026. In addition, Pentair previously announced on February 23, 2026 that it will pay a regular quarterly cash dividend of $0.27 per share on May 1, 2026 to shareholders of record at the close of business on April 17, 2026. This year marks the 50th consecutive year that Pentair has increased its dividend.
During the first quarter, the Company repurchased 2.0 million shares for $200 million. As of March 31, 2026, we had $800.0 million available for share repurchases under our share repurchase authorization.

OUTLOOK
Mr. Stauch concluded, “Our full year outlook reflects a strong first quarter and cautious optimism as we head into our most important quarter seasonally. Our sales growth forecast assumes limited to no U.S. residential recovery and continued expansion across our commercial, industrial and municipal verticals. We feel confident that we expect to control what we can and continue to mitigate risk. We also introduced second quarter guidance reflecting sales growth, margin expansion and EPS growth. As a leader in helping the world move, improve and enjoy water, life’s most essential resource, we are well positioned to capture opportunities from favorable secular trends in water and we continue to invest to drive long-term sales and earnings growth.”
The Company updated its estimated 2026 GAAP EPS from continuing operations to approximately $4.83 to $4.93, up 23 percent to 25 percent versus the prior year, and updated estimated EPS on an adjusted basis to approximately $5.30 to $5.40, up 8 percent to 10 percent versus the prior year. The Company updated its estimated full year 2026 sales to be up approximately 2 to 4 percent on a reported basis.
In addition, the Company introduces estimated second quarter 2026 GAAP EPS from continuing operations guidance of approximately $1.39 to $1.42, up approximately 54 percent to 58 percent compared to the prior year period, and adjusted EPS of approximately $1.47 to $1.50, up approximately 6 percent to 8 percent compared to the prior year period. The Company expects second quarter sales to be up approximately 1 percent on a reported basis compared to the second quarter of 2025.
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EARNINGS CONFERENCE CALL
Pentair President and Chief Executive Officer John L. Stauch and Chief Financial Officer Nicholas J. Brazis will discuss the Company’s first quarter 2026 results on a conference call with investors at 9:00 a.m. Eastern today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investor Relations section of the Company’s website, www.pentair.com, shortly before the call begins.
Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentations, each of which can be found on Pentair’s website. The webcast and presentations will be archived at the Company’s website following the conclusion of the event.

SEGMENT REORGANIZATION
Effective January 1, 2026, we reorganized the composition of our Flow and Water Solutions reportable segments to reflect how we are managing our business. As a result of this reorganization, our legacy residential and irrigation flow business moved from our Flow segment into our Water Solutions segment. The Pool segment remains unchanged. The applicable prior period amounts related to this change have been retrospectively reclassified to conform to the new composition. These changes have no impact on the Company’s historical consolidated financial performance or results of operations.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” or “future” or words, phrases, or terms of similar substance or the negative thereof are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the overall global economic and business conditions impacting our business, including the strength of housing and related markets and conditions relating to international hostilities; supply, demand, logistics, competition and pricing pressures related to and in the markets we serve; the ability to achieve the benefits of our restructuring plans, cost reduction initiatives and Transformation Program; the impact of raw material, logistics and labor costs and other inflation; volatility in currency exchange rates and interest rates; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; risks associated with operating foreign businesses; the impact of seasonality of sales and weather conditions; our ability to comply with laws and regulations; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating and sustainability goals and targets. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025. All forward-looking statements, including all financial forecasts, speak only as of the date of this release. Pentair assumes no obligation, and disclaims any obligation, to update the information contained in this release.

ABOUT PENTAIR PLC
At Pentair, we help the world sustainably move, improve and enjoy water, life’s most essential resource. From our residential and commercial water solutions, to industrial water management and everything in between, Pentair is a core large cap value S&P 500 equity stock focused on smart, sustainable water solutions that help our planet and people thrive.
Pentair had revenue in 2025 of approximately $4.2 billion, and trades under the ticker symbol PNR. With approximately 9,000 global employees serving customers in more than 150 countries, we work to help improve lives and the environment around the world. To learn more, visit www.pentair.com.

PENTAIR CONTACTS

Shelly Hubbard	Rebecca Osborn
Vice President, Investor Relations	Vice President, Communications
Direct: 763-656-5575	Direct: 763-656-5589
Email: shelly.hubbard@pentair.com	Email: rebecca.osborn@pentair.com
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended
In millions, except per-share data	March 31, 2026	March 31, 2025
Net sales	$1,036.7	$1,010.4
Cost of goods sold	603.3	607.1
Gross profit	433.4	403.3
% of net sales	41.8%	39.9%
Selling, general and administrative	198.9	176.6
% of net sales	19.2%	17.5%
Research and development	24.5	23.6
% of net sales	2.4%	2.3%
Operating income	210.0	203.1
% of net sales	20.3%	20.1%
Other expense
Other expense	0.5	0.5
Net interest expense	20.1	19.7
% of net sales	1.9%	1.9%
Income from continuing operations before income taxes	189.4	182.9
Provision for income taxes	28.6	28.0
Effective tax rate	15.1%	15.3%
Net income from continuing operations	160.8	154.9
Income from discontinued operations, net of tax	11.6	—
Net income	$172.4	$154.9
Earnings per ordinary share
Basic
Continuing operations	$0.99	$0.94
Discontinued operations	0.07	—
Basic earnings per ordinary share	$1.06	$0.94
Diluted
Continuing operations	$0.98	$0.93
Discontinued operations	0.07	—
Diluted earnings per ordinary share	$1.05	$0.93
Weighted average ordinary shares outstanding
Basic	162.5	164.9
Diluted	163.7	166.3
Cash dividends paid per ordinary share	$0.27	$0.25
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Pentair plc and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2026	December 31, 2025
In millions
Assets
Current assets
Cash and cash equivalents	$67.7	$101.6
Accounts receivable, net	913.7	673.2
Inventories	642.0	632.6
Other current assets	139.6	134.4
Total current assets	1,763.0	1,541.8
Property, plant and equipment, net	377.1	376.8
Other assets
Goodwill	3,524.7	3,538.1
Intangibles, net	1,056.1	1,073.3
Other non-current assets	351.1	338.8
Total other assets	4,931.9	4,950.2
Total assets	$7,072.0	$6,868.8
Liabilities and Equity
Current liabilities
Accounts payable	$332.5	$301.5
Employee compensation and benefits	94.5	120.1
Other current liabilities	512.5	537.7
Total current liabilities	939.5	959.3
Other liabilities
Long-term debt	1,944.3	1,638.6
Pension and other post-retirement compensation and benefits	58.2	58.8
Deferred tax liabilities	45.7	47.5
Other non-current liabilities	274.2	295.4
Total liabilities	3,261.9	2,999.6
Equity	3,810.1	3,869.2
Total liabilities and equity	$7,072.0	$6,868.8
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
In millions	March 31, 2026	March 31, 2025
Operating activities
Net income	$172.4	$154.9
Income from discontinued operations, net of tax	(11.6)	—
Adjustments to reconcile net income from continuing operations to net cash provided by (used for) operating activities of continuing operations
Equity income of unconsolidated subsidiaries	(0.5)	(0.4)
Depreciation	14.6	14.8
Amortization	15.7	14.2
Deferred income taxes	1.8	11.5
Share-based compensation	15.7	12.6
Asset impairment and write-offs	—	5.2
Changes in assets and liabilities, net of effects of business acquisitions
Accounts receivable	(243.0)	(261.6)
Inventories	(11.5)	(3.5)
Other current assets	(6.6)	(12.5)
Accounts payable	33.5	23.8
Employee compensation and benefits	(24.5)	(24.3)
Other current liabilities	(23.7)	22.6
Other non-current assets and liabilities	0.3	3.8
Net cash used for operating activities	(67.4)	(38.9)
Investing activities
Capital expenditures	(18.5)	(16.8)
Proceeds from sale of property and equipment	0.2	—
Net cash used for investing activities	(18.3)	(16.8)
Financing activities
Net repayments of short-term borrowings	—	(9.3)
Net borrowings of revolving long-term debt	304.9	196.2
Shares issued to employees, net of shares withheld	(10.2)	(8.6)
Repurchases of ordinary shares	(200.0)	(50.0)
Dividends paid	(44.1)	(41.2)
Net cash provided by financing activities	50.6	87.1
Effect of exchange rate changes on cash and cash equivalents	1.2	(9.5)
Change in cash and cash equivalents	(33.9)	21.9
Cash and cash equivalents, beginning of period	101.6	118.7
Cash and cash equivalents, end of period	$67.7	$140.6
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Pentair plc and Subsidiaries
Reconciliation of the GAAP Operating Activities Cash Flow to the Non-GAAP Free Cash Flow (Unaudited)

	Three months ended	Three months ended
In millions	March 31, 2026	March 31, 2025
Net cash used for operating activities	$(67.4)	$(38.9)
Capital expenditures	(18.5)	(16.8)
Proceeds from sale of property and equipment	0.2	—
Free cash flow	$(85.7)	$(55.7)

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Pentair plc and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2026	2025
In millions	First Quarter	First Quarter
Net sales
Flow	$258.1	$232.6
Water Solutions	391.0	393.5
Pool	387.1	383.9
Reportable segment net sales	1,036.2	1,010.0
Corporate and other	0.5	0.4
Net sales	$1,036.7	$1,010.4
Reportable segment income (loss)
Flow	$61.2	$50.2
Water Solutions	99.9	94.1
Pool	128.1	126.0
Reportable segment income	289.2	270.3
Corporate and other	(30.1)	(27.8)
Adjusted operating income	$259.1	$242.5
Return on sales
Flow	23.7%	21.6%
Water Solutions	25.5%	23.9%
Pool	33.1%	32.8%
Adjusted return on sales	25.0%	24.0%

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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ending December 31, 2026
Excluding the Effect of Adjustments (Unaudited)

	Actual	Forecast
In millions, except per-share data	First Quarter	Second Quarter		Full Year
Net sales	$1,036.7	approx	Up 1%	approx	Up 2% - 4%
Operating income	210.0	approx	Up 36% - 37%	approx	Up 19% - 21%
Return on sales	20.3%
Adjustments:
Restructuring and other	21.4	approx	$—	approx	$21
Transformation costs	11.5	approx	—	approx	12
Intangible amortization	15.7	approx	15	approx	62
Equity income of unconsolidated subsidiaries	0.5	approx	1	approx	3
Adjusted operating income	259.1	approx	Up 5% - 6%	approx	Up 6% - 8%
Adjusted return on sales	25.0%
Net income from continuing operations—as reported	160.8	approx	$227 - $232	approx	$787 - $803
Adjustments to operating income	48.6	approx	15	approx	95
Income tax adjustments	(10.4)	approx	(2)	approx	(18)
Net income from continuing operations—as adjusted	$199.0	approx	$240 - $245	approx	$864 - $880
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.98	approx	$1.39 - $1.42	approx	$4.83 - $4.93
Adjustments	0.24	approx	0.08	approx	0.47
Diluted earnings per ordinary share—as adjusted	$1.22	approx	$1.47 - $1.50	approx	$5.30 - $5.40

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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ending December 31, 2025
Excluding the Effect of Adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales	$1,010.4	$1,123.1	$1,022.0	$1,020.5	$4,176.0
Operating income	203.1	217.7	231.7	205.0	857.5
Return on sales	20.1%	19.4%	22.7%	20.1%	20.5%
Adjustments:
Restructuring and other	10.5	10.4	0.2	10.2	31.3
Transformation costs	9.1	12.5	10.8	8.4	40.8
Intangible amortization	14.2	14.3	13.9	15.7	58.1
Legal accrual adjustments and settlements	—	—	—	11.6	11.6
Asset impairment and write-offs	5.2	41.8	1.5	0.6	49.1
Deal-related costs and expenses	—	—	4.1	—	4.1
Equity income of unconsolidated subsidiaries	0.4	—	0.4	0.2	1.0
Adjusted operating income	242.5	296.7	262.6	251.7	1,053.5
Adjusted return on sales	24.0%	26.4%	25.7%	24.7%	25.2%
Net income from continuing operations—as reported	154.9	148.5	184.3	161.8	649.5
Loss on sale of business	—	26.3	—	—	26.3
Pension and other post retirement mark-to-market loss	—	—	—	2.4	2.4
Adjustments to operating income	39.0	79.0	30.5	46.5	195.0
Income tax adjustments	(9.7)	(23.3)	(9.5)	(16.0)	(58.5)
Net income from continuing operations—as adjusted	$184.2	$230.5	$205.3	$194.7	$814.7
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.93	$0.90	$1.12	$0.98	$3.93
Adjustments	0.18	0.49	0.12	0.20	0.99
Diluted earnings per ordinary share—as adjusted	$1.11	$1.39	$1.24	$1.18	$4.92

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Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Reportable Segment
For the Quarter Ended March 31, 2026 (Unaudited)

	Q1 Net Sales Growth
	Core	Currency	Acq. / Div.	Total
Total Pentair	1.1%	2.1%	(0.6)%	2.6%
Flow	2.5%	4.2%	4.3%	11.0%
Water Solutions	0.9%	2.5%	(4.0)%	(0.6)%
Pool	0.5%	0.3%	—%	0.8%